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EXHIBIT 1

JOINT FILING AGREEMENT

        JOINT FILING AGREEMENT (this "Agreement"), dated as of February 28, 2002, among the Harris Company, El Corte Ingles, S.A., Joseph Levy and Bret Levy (collectively, the "Joint Filers").

W I T N E S S E T H

        WHEREAS, on the date hereof, each of the Joint Filers is filing an amended Schedule 13D (the "Schedule 13D") under the Securities Exchange Act of 1934 (the "Exchange Act") with respect to securities of Gottschalks, Inc.;

        WHEREAS, each of the Joint Filers is individually eligible to file the Schedule 13D;

        WHEREAS, each of the Joint Filers wishes to file the Schedule 13D and any amendments thereto jointly and on behalf of each of the Joint Filers, pursuant to Rule 13d-1(k)(1) under the Exchange Act;

        NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the parties hereto agree as follows:

        1.    The Joint Filers hereby agree that the Schedule 13D is, and any amendments thereto will be, filed on behalf of each of the Joint Filers pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

        2.    Each of the Joint Filers hereby acknowledges that, pursuant to Rule 13d-1(k)(1)(i) under the Exchange Act, it is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning it contained therein, and is not responsible for the completeness and accuracy of the information concerning any of the other parties contained therein, unless it knows or has reason to know that such information is inaccurate.

        3.    Each of the Joint Filers hereby agrees that this Agreement shall be filed as an exhibit to the Schedule 13D, pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed individually or by their respective directors hereunto duly authorized as of the day and year first above written.

THE HARRIS COMPANY, a California corporation

By:	/s/ JORGE PONT
Name: Jorge Pont Title: President and Chief Executive Officer

EL CORTE INGLES, S.A., a Spanish corporation

By:	/s/ JORGE PONT
Name: Jorge Pont Title: International Division Director
/s/ JOSEPH LEVY Joseph Levy
/s/ BRET LEVY Bret Levy

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JOINT FILING AGREEMENT